Exhibit 99.1
Contact:                Adam Mazur
Rubenstein PR
212-843-8073
amazur@rubensteinpr.com

Tim Clemensen
Rubenstein IR
212-843-9337
tclemensen@rubensteinir.com

FOR IMMEDIATE RELEASE

SULPHCO COMMISSIONS 30,000 BPD OF CRUDE CAPACITY IN FUJAIRAH, UAE.

Houston, TX, August 8, 2007 - SulphCo®, Inc. (AMEX: SUF) (the “Company”) announced today the commissioning of the first phase of its 180,000 barrel per day crude oil processing plant in Fujairah, United Arab Emirates. The Company reported the completion of infrastructure and ancillary facilities, including electric, cooling, water tanks, sludge tanks, pumps, control systems, a water separator and external feed lines, sufficient to allow continuous operation of one of the six commercial scale 30,000 bpd Sonocracking units earlier installed at the facility.

Initial testing began on August 5th with a run of 285 barrels of heavy oil (less than 13 degree API gravity, sulphur content 2.63% by weight) through a 5,000 bpd skid (six of which in parallel comprise a 30,000 barrel per day commercial unit). The oil was supplied by tank truck through external piping into the plant, with flow rates averaging 2,500 bpd and peak rates as high as 3,500 bpd, said Brian Savino, President of SulphCo®. “The limiting factor was the discharge rate of the tank truck, not the throughput capacity of the Sonocracker.”

Dr. Larry Ryan, CEO of SulphCo®, described the event as a milestone in the history of the Company, stating “We now have the ability to operate a commercial scale prototype unit for extended runs on tank truck quantities of the types of heavy oil for which this unit was designed. What’s more, this installation was completed on schedule under our revised timetable.” He added that “The ultrasonic probes performed flawlessly during this test, showing no evidence of inconsistency or mechanical breakdown.”

Sensitive to the fact that potential customers and investors alike are anxiously awaiting test results validating the technology on a commercial scale, Dr Ryan counseled patience, stating that “This is just the first run on a heavy oil we have never before tested. More than 50 samples were collected under various combinations of power settings, water content, and flow rates, with the goal of optimizing system performance. The samples were then sent to a respected outside laboratory for testing. Once preliminary data is analyzed, additional testing will take place later this month involving larger runs of a varied slate of heavy oils, and utilizing a new probe developed by an outside supplier. Results from these trials will be released only after a sufficient data base has been compiled and appropriate analyses have been performed.”

With respect to the European testing program, Dr. Ryan commented that “further testing in concert with our European partner has been delayed by permitting and coordination issues over which the Company had no control. Those issues have now been resolved and both SulphCo® and our European partner are fully committed to a resumption of testing as soon as practicable.”

About SulphCo®, Inc.

SulphCo® has developed a patented safe and economic process employing ultrasound technology to desulfurize and hydrogenate crude oil and other oil related products. The Company's technology is designed to upgrade sour heavy crude oils into sweeter, lighter crudes, producing more gallons of usable oil per barrel.

From time to time, the company may issue forward-looking statements, which involve risks and uncertainties. This statement may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as actual results could differ and any forward-looking statements should be considered accordingly.